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                                                                    EXHIBIT 21.1

EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
Subsidiaries of the Registrant

LXE Inc.
125 Technology Parkway
P.O. Box 926000
Norcross, GA 30092-9600

         - LXE Inc. has nine subsidiaries in the same line of business (distribution and support of LXE products) operating in foreign countries.

EMS Technologies Canada, Ltd.
1725 Woodward Drive
Ottawa, Ontario K2C 0P9